EXHIBIT 99.1

LHC Group Announces Second Quarter Earnings Per Diluted Share of $0.54 and Adjusted Earnings Per Diluted Share of $0.52

Total Admissions Increase 12.3%, with Home Health Admissions Up 8.7%

Affirms Established Fiscal 2016 Guidance for EPS, Raises Revenue Guidance

LAFAYETTE, La., Aug. 03, 2016 (GLOBE NEWSWIRE) -- LHC Group, Inc. (NASDAQ:LHCG) today announced its financial results for the three months and six months ended June 30, 2016.

Financial Results for the Second Quarter of 2016 Compared with the Second Quarter of 2015

  Net service revenue increased 12.9% to $226.0 million for the second quarter of 2016 compared with $200.2 million for the second quarter of 2015.
  Net income attributable to LHC Group grew 5.7% to $9.5 million compared with $9.0 million, or 5.9% on a per diluted share basis to $0.54 from $0.51, which includes estimated Medicare reimbursement reductions for the second quarter of 2016 of $0.07 per diluted share.
  Adjusted net income attributable to LHC Group grew 1.1% to $9.1 million compared with $9.0 million, or 2.0% on a per diluted share basis to $0.52 from $0.51, which includes estimated Medicare reimbursement reductions for the second quarter of 2016 of $0.07 per diluted share.
  Total comparable-quarter growth in admissions for all service lines for the second quarter was 12.3%.
  Total comparable-quarter organic growth in home health admissions for the second quarter was 8.7%.

See page 10 for a reconciliation of Non-GAAP items to GAAP results.

“We are pleased with our operating and financial results for the second quarter of 2016,” remarked Keith G. Myers, LHC Group’s chairman and CEO. “We continued to experience strong growth in admissions during the quarter, as well as increased acuity, which produced higher reimbursement per completed episode. These trends helped to drive our 12.9% revenue growth for the quarter, which included an increase in organic revenue for home health services of 4.6%, as well as the positive impact of acquisitions completed over the previous year.

“Our gross margin for the second quarter of 2016 compared with the second quarter last year reflected the higher costs of service related to our acquisitions that have closed in the last 12 months and the negative impact of the 2016 CMS reduction to Medicare Home Health reimbursement. We also incurred higher integration expenses related to the six acquisitions that we have closed through July 1, 2016. Acquisition integration costs also affected general and administrative expenses, although we largely offset those increases through increased operating leverage and cost control in our existing operations. We continue to see improvement in our gross margins related to previous acquisitions, while also deploying strategies to further reduce the negative impact of the reimbursement changes.

“Our data continues to show that our expanding base of joint-venture partnerships with hospitals and health systems is an important contributor to our higher rate of admissions and increased case mix. We have no doubt that the increasing shift to value-based healthcare underlies the healthcare industry’s rising interest in the non‑acute portion of the healthcare continuum, and we believe LHC Group is well positioned to continue benefiting from these trends. In our industry segment, we have the most extensive record of successful joint-ventures with hospitals and health systems, due to an alignment strategy that has been a key strategic focus for nearly two decades. Through this strategy, we have proven to our joint-venture partners our ability to provide high quality, low cost non-acute care, as well as the innovation, flexibility and expertise we bring to making each joint venture a success. Because demonstrated quality of care is of utmost importance in being included in a hospital’s or health system’s integrated care network, we expect the recent release of CMS’s Star ratings, which we led for both quality and patient satisfaction, will further differentiate LHC Group as the partner of choice for non-acute care.”

In addition to three joint-venture transactions the Company closed in the first half of 2016, LHC Group also announced four additional freestanding transactions. Three of the freestanding transactions have closed, including East Arkansas Health Holdings, headquartered in Little Rock, Arkansas, which closed on July 1, 2016. The previously announced proposed acquisition of Professional Health Resources (PHR) has not closed due to the failure of the closing conditions to be satisfied. The completion of the PHR acquisition remains subject to normal closing conditions. LHC Group continues to evaluate additional transaction opportunities in a robust pipeline of potential transactions. Supporting its ability to implement its acquisition strategies, the Company completed the second quarter of 2016 with $19.7 million of cash, $42.9 million of trailing 12 months cash flow from operations and $108.2 million of current availability under its credit agreement.

Mr. Myers concluded, “Our success depends on the sustained effort and skill of healthcare professionals across our company, who are providing care to our patients every hour of every day. We thank everyone on our team for their selfless dedication. The work they do is the foundation of LHC Group’s strong competitive market position and its prospects for further profitable growth.”

FY 2016 Guidance
LHC Group today raised its fiscal year 2016 guidance for net service revenue to be in an expected range of $885 million to $900 million, from the previous range of $870 million to $890 million, and affirmed its established fiscal 2016 guidance for fully diluted earnings per share to be in an expected range of $1.90 to $2.00. This guidance includes:

(1)  the negative impact from the Medicare Home Health Prospective Payment System for 2016, which is expected to reduce 2016 Medicare Home Health revenue by approximately 1.5% to 2.0%, or $7.1 million to $9.5 million, and fully diluted earnings per share by $0.24 to $0.32;
(2)  the negative impact from the Medicare Long-Term Care Hospital (LTCH) Prospective Payment System (PPS), which is expected to reduce 2016 Medicare LTCH revenue by 4.9%, or $3.6 million, and fully diluted earnings per share by a net $0.06 after implementation strategies;
(3)  the negative impact from the reduction of 18 beds in one of the Company’s LTACs beginning June 1, 2016, which is expected to reduce 2016 LTCH revenue by $3.1 million and fully diluted earnings per share by a net $0.03 after implementation strategies;
(4)  the negative impact on the fourth quarter of 2016 from the proposed Medicare Home Health Prospective Payment System for 2017, which is expected to reduce fourth quarter Medicare Home Health revenue by approximately 2.3%, or $900,000, and fully diluted earnings per share by $0.03; and
(5)  the positive impact from the 2017 Medicare Hospice Wage Index and Payment Rate final rule, effective October 1, 2016, which is expected to increase our Medicare Hospice revenue for the fourth quarter of 2016 by 2.1%, or $650,000, and fully diluted earnings per share by $0.02.

The Company’s financial guidance does not take into account the impact of other future reimbursement changes, if any, future acquisitions, if made, de novo locations, if opened, or future legal expenses, if necessary.

Conference Call
LHC Group will host a conference call on Thursday, August 4, 2016, at 11:00 a.m. Eastern time to discuss its second quarter 2016 results. The toll-free number to call for this interactive teleconference is (866) 393‑1608 (international callers should call (973) 890-8327). A telephonic replay of the conference call will be available through midnight on Thursday, August 11, 2016, by dialing (855) 859‑2056 (international callers should call (404) 537-3406) and entering confirmation number 44465665. A live broadcast of LHC Group’s conference call will be available under the Investor Relations section of the Company’s website, www.LHCgroup.com. A one-year online replay will be available approximately an hour following the conclusion of the live broadcast.

About LHC Group, Inc.
LHC Group, Inc. is a national provider of non-acute healthcare services, providing quality, cost-effective healthcare to patients primarily within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of healthcare services through home health, hospice, community‑based services agencies and long-term acute care hospitals (LTACHs). At June 30, 2016, LHC Group operated 283 home health services locations, 62 hospice locations, 11 community-based service locations and six LTACHs with eight locations.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s future financial performance and the strength of the Company’s operations. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group’s relationships with referral sources, increased competition for LHC Group’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations and other risks set forth in Item 1A. Risk Factors in LHC Group’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2016	Dec. 31, 2015
ASSETS
Current assets:
Cash	$19,725	$6,139
Receivables:
Patient accounts receivable, less allowance for uncollectible accounts of $28,692 and $26,712, respectively	121,644	110,350
Other receivables	2,095	2,093
Amounts due from governmental entities	964	1,081
Total receivables, net	124,703	113,524
Prepaid income taxes	6,030	1,949
Prepaid expenses	16,092	10,833
Other current assets	6,987	5,835
Receivable due from insurance carrier	—	550
Total current assets	173,537	138,830
Property, building and equipment, net of accumulated depreciation of $39,034 and $38,907, respectively	45,894	38,096
Goodwill	297,160	290,694
Intangible assets, net of accumulated amortization of $9,716 and $8,496, respectively	100,690	96,405
Other assets	2,364	2,029
Total assets	$619,645	$566,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$24,471	$24,586
Salaries, wages and benefits payable	49,210	28,098
Self-insurance reserve	12,341	9,636
Current portion of long-term debt	246	241
Amounts due to governmental entities	5,038	7,055
Legal settlement payable	—	550
Total current liabilities	91,306	70,166
Deferred income taxes	25,787	23,729
Income tax payable	1,678	3,415
Revolving credit facility	110,000	98,000
Long-term debt, less current portion	423	543
Total liabilities	229,194	195,853
Noncontrolling interest – redeemable	12,642	12,408
Stockholders’ equity:
Common stock – $0.01 par value: 40,000,000 shares authorized; 22,402,310 and 22,224,423 shares issued in 2016 and 2015, respectively	224	222
Treasury stock – 4,821,124 and 4,776,560 shares at cost, respectively	(38,842)	(37,139)
Additional paid-in capital	117,142	113,793
Retained earnings	294,856	277,706
Total LHC Group, Inc. stockholders’ equity	373,380	354,582
Noncontrolling interest – non-redeemable	4,429	3,211
Total stockholders’ equity	377,809	357,793
Total liabilities and stockholders’ equity	$619,645	$566,054

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net service revenue	$226,031	$200,172	$448,583	$393,251
Cost of service revenue	137,128	116,639	272,729	231,065
Gross margin	88,903	83,533	175,854	162,186
Provision for bad debts	3,782	4,805	8,383	10,064
General and administrative expenses	68,261	60,250	134,297	119,264
Loss on disposal of assets	1,043	120	1,247	404
Operating income	15,817	18,358	31,927	32,454
Interest expense	(466)	(554)	(1,351)	(1,099)
Income before income taxes and noncontrolling interest	15,351	17,804	30,576	31,355
Income tax expense	3,596	6,220	8,938	10,949
Net income	11,755	11,584	21,638	20,406
Less net income attributable to noncontrolling interest	2,291	2,634	4,488	4,651
Net income attributable to LHC Group, Inc.’s common stockholders	$9,464	$8,950	$17,150	$15,755

Earnings per share – basic:
Net income attributable to LHC Group, Inc.’s common stockholders	$0.54	$0.51	$0.98	$0.91

Earnings per share – diluted:
Net income attributable to LHC Group, Inc.’s common stockholders	$0.54	$0.51	$0.97	$0.90

Weighted average shares outstanding:
Basic	17,566,097	17,410,971	17,525,937	17,366,141
Diluted	17,685,147	17,529,100	17,649,620	17,528,101

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Operating activities:
Net income	$21,638	$20,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	5,911	5,801
Provision for bad debts	8,383	10,064
Stock based compensation expense	2,236	2,073
Deferred income taxes	2,058	1,008
Impairment of intangibles and other	—	248
Loss on disposal of assets	1,247	404
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(19,758)	(12,812)
Prepaid expenses and other assets	(6,446)	(3,735)
Prepaid income taxes	(4,364)	868
Accounts payable and accrued expenses	21,867	24,341
Net amounts due to/from governmental entities	(1,900)	(715)
Net cash provided by operating activities	30,872	47,951

Investing activities:
Purchases of property, building and equipment	(13,712)	(5,205)
Cash paid for acquisitions, primarily goodwill and intangible assets	(11,515)	(566)
Other	273	—
Net cash used in investing activities	(24,954)	(5,771)

Financing activities:
Proceeds from line of credit	35,000	2,000
Payments on line of credit	(23,000)	(22,000)
Proceeds from employee stock purchase plan	445	389
Payments on debt	(115)	(113)
Noncontrolling interest distributions	(4,338)	(4,069)
Excess tax benefits from vesting of stock awards	1,218	811
Withholding taxes paid on stock-based compensation	(1,703)	(1,329)
Purchase of additional controlling interest	—	(275)
Sale of noncontrolling interest	52	—
Proceeds from exercise of stock options	109	145
Net cash provided by (used in) financing activities	7,668	(24,441)
Change in cash	13,586	17,739
Cash at beginning of period	6,139	531
Cash at end of period	$19,725	$18,270

Supplemental disclosures of cash flow information
Interest paid	$1,489	$765
Income taxes paid	$10,635	$8,208

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30, 2016
	Home		Community-	Facility-
	Health	Hospice	Based	Based
	Services	Services	Services	Services	Total
Net service revenue	$163,174	$33,905	$10,587	$18,365	$226,031
Cost of service revenue	97,590	20,966	7,829	10,743	137,128
Provision for bad debts	2,618	792	216	156	3,782
General and administrative expenses	51,182	9,425	2,215	5,439	68,261
Loss on disposal of assets	706	205	46	86	1,043
Operating income	11,078	2,517	281	1,941	15,817
Interest expense	(350)	(51)	(23)	(42)	(466)
Income before income taxes and noncontrolling interest	10,728	2,466	258	1,899	15,351
Income tax expense	2,043	789	102	662	3,596
Net income	8,685	1,677	156	1,237	11,755
Less net income attributable to noncontrolling interest	1,555	498	(14)	252	2,291
Net income attributable to LHC Group, Inc.’s common stockholders	$7,130	$1,179	$170	$985	$9,464
Total assets	$429,780	$118,353	$33,247	$38,265	$619,645

	Three Months Ended June 30, 2015
	Home-		Community-	Facility-
	Health	Hospice	Based	Based
	Services	Services	Services	Services	Total
Net service revenue	$153,272	$18,632	$10,312	$17,956	$200,172
Cost of service revenue	87,045	10,844	7,456	11,294	116,639
Provision for bad debts	3,645	299	691	170	4,805
General and administrative expenses	47,488	5,100	2,054	5,608	60,250
Loss on disposal of assets	88	11	14	7	120
Operating income	15,006	2,378	97	877	18,358
Interest expense	(438)	(61)	(6)	(49)	(554)
Income before income taxes and noncontrolling interest	14,568	2,317	91	828	17,804
Income tax expense	4,740	723	215	542	6,220
Net income	9,828	1,594	(124)	286	11,584
Less net income attributable to noncontrolling interest	2,251	253	(52)	182	2,634
Net income attributable to LHC Group, Inc.’s common stockholders	$7,577	$1,341	$(72)	$104	$8,950
Total assets	$400,906	$36,178	$33,131	$38,830	$509,045

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION (Continued)
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30, 2016
	Home		Community-	Facility-
	Health	Hospice	Based	Based
	Services	Services	Services	Services	Total
Net service revenue	$324,561	$64,729	21,030	$38,263	$448,583
Cost of service revenue	194,302	40,593	15,556	22,278	272,729
Provision for bad debts	6,073	1,567	298	445	8,383
General and administrative expenses	100,655	18,296	4,294	11,052	134,297
Loss on disposal of assets	791	324	46	86	1,247
Operating income	22,740	3,949	836	4,402	31,927
Interest expense	(1,028)	(142)	(65)	(116)	(1,351)
Income before income taxes and noncontrolling interest	21,712	3,807	771	4,286	30,576
Income tax expense	5,893	1,209	330	1,506	8,938
Net income	15,819	2,598	441	2,780	21,638
Less net income attributable to noncontrolling interest	3,149	815	(57)	581	4,488
Net income attributable to LHC Group, Inc.’s common stockholders	$12,670	$1,783	$498	$2,199	$17,150

	Six Months Ended June 30, 2015
	Home-		Community-	Facility-
	Health	Hospice	Based	Based
	Services	Services	Services	Services	Total
Net service revenue	$299,864	$35,483	$20,085	$37,819	$393,251
Cost of service revenue	172,591	20,943	14,356	23,175	231,065
Provision for bad debts	8,121	646	871	426	10,064
General and administrative expenses	93,727	9,961	4,247	11,329	119,264
Loss on disposal of assets	303	38	38	25	404
Operating income	25,122	3,895	573	2,864	32,454
Interest expense	(868)	(121)	(12)	(98)	(1,099)
Income before income taxes and noncontrolling interest	24,254	3,774	561	2,766	31,355
Income tax expense	8,397	1,343	260	949	10,949
Net income	15,857	2,431	301	1,817	20,406
Less net income attributable to noncontrolling interest	3,772	499	(72)	452	4,651
Net income attributable to LHC Group, Inc.’s common stockholders	$12,085	$1,932	$373	$1,365	$15,755

LHC GROUP, INC. AND SUBSIDIARIES
SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Key Data:
Home-Health Services:
Home Health
Locations	283	276	283	276
Acquired	2	0	5	1
De novo	0	2	1	2
Divested/Consolidated	3	1	6	4
Total new admissions	38,949	35,211	78,073	71,176
Medicare new admissions	25,817	23,862	51,953	48,737
Average daily census	38,357	36,834	38,262	36,607
Average Medicare daily census	28046	27,336	28,143	27,262
Medicare completed and billed episodes	50,479	47,825	98,965	94,509
Average Medicare case mix for completed and billed Medicare episodes	1.06	1.02	1.04	1.01
Average reimbursement per completed and billed Medicare episodes	$2,697	$2,577	$2,654	$2,544
Total visits	1,149,895	1,041,777	2,276,729	2,031,912
Total Medicare visits	840,961	773,422	1,670,228	1,515,272
Average visits per completed and billed Medicare episodes	16.7	16.4	16.9	16.0
Organic growth:(1)
Net revenue	4.6%	2.7%	6.4%	4.1%
Net Medicare revenue	4.2%	1.7%	4.8%	2.9%
Total new admissions	8.7%	1.7%	8.0%	4.4%
Medicare new admissions	6.4%	0.9%	4.9%	4.1%
Average daily census	2.2%	-0.4%	2.5%	-1.8%
Average Medicare daily census	0.7%	-0.9%	1.2%	-2.6%
Medicare completed and billed episodes	3.7%	-0.6%	2.9%	0.3%

Community-Based Services:
Locations	11	13	11	13
Acquired	0	0	0	1
De novo	0	0	0	0
Divested/Consolidated	0	1	2	1
Average daily census	1,619	1,337	1,613	1,316
Billable hours	330,350	303,596	634,837	597,612
Revenue per billable hour	$32	$34	$33	$34

Hospice-Based Services:
Locations	62	38	62	38
Acquired	1	0	7	0
De novo	0	0	0	0
Divested/Consolidated	0	0	1	0
Admissions	2,523	1,497	4,986	2,978
Average daily census	2,615	1,446	2,520	1,402
Patient days	237,968	131,565	458,662	253,744
Average revenue per patient day	$142	$142	$141	$140

Facility-Based Services:
Long-term Acute Care
Locations	8	8	8	8
Patient days	13,929	15,393	29,466	31,555
Average revenue per patient day	$1,239	$1,125	$1,224	$1,157

(1) Organic growth is calculated as the sum of same store plus de novo for the period divided by total from the same period in the prior year.

LHC GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO LHC GROUP, INC.
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016
Income before income taxes	$13,060	$26,088

Severance (1)	1,134	1,134
Loss on disposal of asset (2)	996	996
Transaction related costs (3)	686	686
Interest expense related to reduction to uncertain tax position (5)	(382)	(382)
Adjusted pre-tax income	$15,494	$28,522
Income tax expense (4)	(4,751)	(10,093)
Reduction to uncertain tax position (5)	(1,601)	(1,601)
Adjusted net income attributable to LHC Group, Inc.’s common stockholders	$9,142	$16,828

RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO LHC GROUP, INC. PER DILUTED SHARE
(Unaudited)

	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016
Net income attributable to LHC Group, Inc.’s common stockholders per diluted share	$0.54	$0.97

Add:
Severance (1)	0.04	0.04
Loss on disposal of asset (2)	0.03	0.03
Transaction related costs (3)	0.02	0.02
Subtract:
Reduction to uncertain tax position and related interest expense (5)	(0.11)	(0.11)
Adjusted net income attributable to LHC Group, Inc.’s common stockholders per diluted share	$0.52	$0.95

(1) On April 8, 2016, the Company’s Executive Vice President, Chief Financial Officer and Treasurer tendered her resignation, effective on April 30, 2016. In connection with her resignation and the termination of her employment, she received the compensation and benefits provided for in Section 7(a) of her employment agreement that was filed with the Securities and Exchange Commission.
(2) Loss on disposal of damaged aircraft and associated legal and professional fees.
(3) Cost associated with Professional Healthcare Resources and East Arkansas Health Holdings transactions.
(4) Income tax expense is calculated at 41% of our adjusted pre-tax income less the $1.6 million reduction to the uncertain tax position.
(5) During the June 30, 2016 quarter, the Company reduced the unrecognized tax benefit by $1.6 million and related interest of $383,000 to reflect its expectations of the potential outcome of the appeal to defend its original position of the deductibility of the full settlement amount on its 2011 tax return.

We have included certain financial measures in this press release, including adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define adjusted net income attributable to LHC Group as net income attributable to LHC Group adjusted for the after-tax impact of severance costs, loss on disposal of asset, acquisition transaction costs and reduction in unrecognized tax benefit and related interest. We define adjusted net income attributable to LHC Group per diluted share as net income attributable to LHC Group adjusted for the after-tax impact of severance costs, loss on disposal of asset, acquisition transaction costs and reduction in unrecognized tax benefit and related interest divided by weighted average diluted shares outstanding.

Adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). Adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share are not measures of our financial performance under GAAP and should not be considered as alternatives to net income attributable to LHC Group, net income attributable to LHC Group per diluted share or any other performance measures derived in accordance with GAAP. Our measurements of adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share may not be comparable to similarly titled measures of other companies. We have included information concerning adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present adjusted net income and adjusted net income per diluted share when reporting their results. Our presentation of adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Contact:
Eric Elliott
Senior Vice President of Finance
(337) 233-1307
eric.elliott@lhcgroup.com